Exhibit 4.25

EXECUTION VERSION

SHARE PLEDGE AGREEMENT

This SHARE PLEDGE AGREEMENT (this “Agreement”) dated as of August 19, 2021 (the “Execution Date”) is entered into by and among the following parties in Hangzhou, the PRC:

(1)

BEST Logistics Technologies Limited (百世物流科技有限公司), a limited liability company incorporated and existing according to laws of Hong Kong, China, which has a registered address at Unit 12, 19/F, Tower B, Southmark, 11 Yip Hing Street, Wong Chuk Hang, Hong Kong (“Pledgor”);

(2)

BEST Logistics Technology (China) Co., Ltd. (百世物流科技(中国)有限公司), a limited liability company incorporated and existing according to PRC laws, which has a registered address at Room 2310, Floor 23, No. 588, Jiangnan Avenue, Changhe Sub-district, Binjiang District, Hangzhou, Zhejiang Province (“Target Company” or “Borrower”); and

(3)

Alibaba (China) Technology Co., Ltd. (阿里巴巴(中国)网络技术有限公司), a limited liability company incorporated and existing according to PRC laws, which has a registered address at No. 699, Wangshang Road, Binjiang District, Hangzhou, Zhejiang Province (“Pledgee”).

Pledgor, Target Company and Pledgee are hereinafter individually referred to as a “Party”, and collectively as the “Parties”.

WHEREAS:

(1)The Pledgee (as Lender) executed with the Target Company (as Borrower) a Facility Agreement for the loan of RMB600,000,000 on August 19, 2021 (“Facility Agreement”);

(2)The Pledgor is a shareholder of the Target Company, contributing USD303,000,000 to the registered capital thereof (representing 100% of shares in the Target Company);

(3)The Pledgor agrees that it shall provide Pledgee with the registered capital of USD70,477,800.00 of the Target Company, which represents 23.26% of shares in the Target Company, as a security for the debts under Facility Agreement; and

(4)The Parties desire to execute this Agreement to set forth rights and obligations of each Party in connection with the security for the debts and obligations under the Facility Agreement.

NOW, THEREFORE, the Parties, intending to be legally bound, hereby enter into the following agreement upon friendly negotiation:

Definitions

Unless the context otherwise indicates, any term used herein shall have the same meaning as that defined or incorporated by reference in the Facility Agreement.

Each Party agrees and acknowledges that this Agreement shall be a part of Finance Documents.

1 Secured Debts

The Pledgor and the Target Company agree that the pledge of shares under Clause 2 hereof (“Pledge of Shares”) shall be completed to secure all obligations and debts assumed by the obligor to the Lender/Pledgee under Finance Documents (whether actual or threatened, and whether incurred by the obligor individually or jointly with others, or otherwise), including, without limitation, the principal, interest, compound interest and default interest, liquidated damages, costs and expenses incurred for realization of the claims under Finance Documents, and costs and expenses incurred for retention and maintenance of the pledge/collateral (collectively, the “Secured Debts”). Interest, default interest and compound interest shall be calculated according to the Facility Agreement untill the debts are discharged in full. Costs and expenses incurred for realization of the claims under Finance Documents include, without limitation, taxes applicable to transfer of the pledge/collateral, announcement fee, fee for service of process, expert’s fee, attorney’s fee, arbitration cost, legal cost, travel cost, evaluation cost, auction cost, property preservation cost, and specific performance cost. Non-RMB currency shall be converted into RMB at the RMB middle exchange rate published by the People’s Bank of China on the business day prior to the actual date when the specific transaction occurs.

2 Pledge of Shares

2.1

The Pledgor hereby agrees that it shall pledge the collateral as a security for the Secured Debts pursuant to the terms and conditions hereunder, which collateral is owned and can be disposed by the Pledgor under laws. The term “Collaterals” used herein shall refer to the registered capital of USD70,477,800.00 owned by the Pledgor, which represents 23.26% of shares and derivative interests thereon (see Attachment I hereto for details). “Derivative Interests” used in this clause shall refer to dividends and other interests that should be distributed to the holder of the shares pledged.

2.2

After this Agreement is executed and before the notice on release of the first installment of loan is sent, the Pledgor and the Target Company undertake that the Pledge of Shares hereunder shall be applied for registration with the competent administration for market regulation in the place of the Target Company, and a notice issued by such authority for establishment of such pledge of shares shall be submitted to the Pledgee.

The Pledgor undertakes that it will file this Agreement and the Pledge of Shares hereunder with Companies Registry, Hong Kong, and provide a pledge registration certificate issued by the authority within one month upon execution hereof.

2.3

The Pledgee shall have the right to prioritize the security hereunder over other securities provided by the Pledgor, if any, whether the Obligor provides securities under Finance Documents for the Secured Debts in other forms than the pledge of shares hereunder. Failure to exercise of rights in other securities by the Pledgee shall not be deemed as a waiver by the Pledgee of rights in the security hereunder.

2.4	Unless otherwise agreed by the Pledgee, the pledge made by the Pledgor hereunder shall be irrevocable.
2.5	The Pledgee shall be entitled to dispose of the Collaterals in the form as set forth in Clause 4.
2.6

The Pledgor and the Target Company agree and undertake that if the Minimum Security Coverage Ratio of the security hereunder fails to meet the requirements provided in the Facility Agreement during the term of the loan thereunder, the Pledgor and the Target Company shall, at the request of the Lender, execute a supplemental pledge agreement within ten (10) business days upon a notice sent by the Lender to the Borrower to pledge more shares held by the Pledgor in the Target Company (and such additional shares to be pledged shall be a part of the Collaterals) so that the Minimum Security Coverage Ratio shall comply with the Facility Agreement. The Pledgor and the Target Company shall, as soon as reasonably practicable, obtain and complete any and all authorizations and registrations (including registration with the administration for market regulation and the Companies Registry, Hong Kong) within thirty (30) days upon execution of the said supplemental pledge agreement or a longer period otherwise agreed upon between the Parties.

3 Release of Pledge

3.1

Subject to the provisions under Clauses 3.2 and 3.3, when the Obligor is fully and irrevocably released from and repays the Secured Debts according to the Facility Agreement, the Pledgee shall, at the request of the Pledgor, discharge the pledge on the Collaterals hereunder and cooperate with the Pledgor in canceling the registration of Pledge of Shares with the administration for market regulation, within five (5) business days after the Pledgor sends a written notice. Any costs incurred in connection with such release of pledge shall be paid by the Pledgor.

3.2

During the term of the Facility Agreement, if the Minimum Security Coverage Ratio complies with the requirement in the Facility Agreement for three consecutive months, the Parties may discharge the pledge of additional shares that have been used to meet the Minimum Security Coverage Ratio thereunder within ten (10) business days, provided that the Pledgor shall submit an application in writing and such application shall be approved by the Lender. Any costs incurred in connection with such release of pledge shall be paid by the Pledgor.

3.3

If BEST Freight’s restructuring is completed before the due date under the Facility Agreement, the Pledgee shall assist the Pledgor in terminating this Agreement and canceling the registration of Pledge of Shares within ten (10) business days upon a written notice by the Borrower. In such case, however, the Pledgee shall not be required to be liable for any delay attributable to the Borrower.

4 Disposal of Collaterals

4.1

The Pledgor, the Target Company and the Pledgee hereby agree that without prejudice to other rights of the Pledgee under Clause 4.3, the Pledgee shall be entitled to dispose the Collaterals as follows in case of any event of default:

(a)	negotiate with the Pledgor to offset the loan facility against the Collaterals, or exercise its right of first refusal in the Collateral offered for auction or sale;
(b)	exercise the Pledgor’s rights in the Collaterals (such as the right in distribution of dividends from the Collaterals, and the right to vote), which shall not be exercised by the Pledgor;
(c)	recover and receive any and all payments due under or in connection with the Collaterals, and issue the receipt of payment on behalf of Pledgor;
(d)

at its discretion and with respect to all or any of the Collaterals, take any action or institute any proceeding (whether civil or criminal) as the Pledgee may consider reasonable, and pay for, compromise, release or settle any claim in connection with the Collaterals;

(e)	take any other appropriate actions in respect of the pledge hereunder to the extent permitted by law;
(f)	at its discretion, execute all documents and take all acts that are reasonably expected by the Pledgor to be necessary or appropriate for fulfillment of the said purposes.
4.2

The Pledgee shall, at its option, exercise its rights in the pledge of the shares held by the Pledgor in the Target Company at the time, before or after it seeks other remedies it is entitled to seek under any of Finance Documents.

4.3

If (i) the Borrower fails to pay the loan according to the Facility Agreement; (ii) BEST Freight Cayman fails to issue additional shares to investors according to provisions under the Facility Agreement and the warrant agreement, or the Borrower fails to use the payment for subscription of shares to discharge any debt under the Facility Agreement after additional shares are issued; or (iii) the Borrower fails to issue additional shares to investors according to the Facility Agreement:

(a)

subject to other provisions under application laws and applications, and before this Agreement is terminated according to the terms of the Facility Agreement and this Agreement, the Pledgee shall be entitled to transfer to itself or to its designee the shares in the Target Company, which are pledged according to this Agreement and have fair value equivalent to 120% of sum of principal of unpaid debts under the Facility Agreement, interests and default interests thereon as of the date of transfer by WFOE, through not less than ten (10) business day prior notice to the Borrower; and

(b)	the Pledgor and the Target Company shall cooperate with the Pledgee for the foregoing transfer of shares.

5 Representations and Warranties of Pledgor and Target Company

5.1

The Pledgor and the Target Company shall make representations, warranties and undertakings under Clause 15 (Representations, Warranties and Undertakings) and Clause 18 (Security Arrangement) of the Facility Agreement as amended from time to time, on the Execution Date and every day thereafter, based on the fact and situation at the time.

5.2

In addition to the representations and warranties under Clause 5.1 above, the Pledgor and the Target Company shall also make the following representations and warranties to the Pledgee on the Execution Date and every day thereafter, based on the fact and situation at the time:

(a)	except for the securities under Finance Documents and unless otherwise agreed in the Facility Agreement, no security interests are created over the Collaterals.
(b)

on the effective date hereof, the Pledgor shall be the sole legal owner of the Collaterals without actual dispute, charge, hypothecate, lien or other encumbrances on the ownership of the Collaterals. the Collaterals can be pledged by operation of law, and the Pledgor shall have full right and power to pledge the Collaterals according to the terms and conditions hereunder.

(c)	the Pledgor has paid in the registered capital that represents the shares it holds prior to the Exeuction Date;
(d)

unless otherwise permitted by Finance Documents, no option plan or similar arrangement is made for any shares in the Target Company, and no valid agreement is made under which the Target Company undertakes to accept additional investment provided by any individual or entity other than the Pledgor in the registered capital of the Target Company;

(e)	the Pledgor has not taken any act to dilute, change, diminish or damage its right to the Collaterals;

(f)	the Pledgor has not executed any agreement that would restrict its exercise of voting right in respect of the Collaterals;
(g)

unless otherwise required by applicable laws and regulations, the Collaterals shall be transferred regardless of restrictions (other than requirements for registration with the administration for market regulation), under which transfer of the Collaterals to the Pledgee, or transfer of the Collaterals by the Pledgee (or its designee)  according to this Agreement or each supplemental pledge agreement (if any) shall be restricted or banned; unless otherwise required by laws applicable to performance hereof or of a supplemental pledge agreement (if any), the Pledgee shall be entitled to exercise its right hereunder or under a supplemental pledge agreement (if any) or right in the security created for performance hereof or of a supplemental pledge agreement (if any), or to transfer the Collaterals to itself or any other persons according to this Agreement or a supplemental pledge agreement (if any) without obtaining consent or approval of any person.

5.3

In addition to representations and warranties under Clause 5.1, the Pledgor and the Target Company shall further represent and warrant on the Execution Date and every day thereafter, based on the fact and situation at the time, that they shall not:

(a)	create other securities in the form other than the Pledge of Shares hereunder, over all or any of the Collaterals;
(b)

enter into one or more transactions (whether they are correlated or entered voluntarily) to sell, lease, transfer or otherwise dispose the Collaterals, unless otherwise permitted or required by Finance Documents;

(c)	take or allow to take any act that would reduce shares of the Target Company they hold at any time to a percentage lower than the percentage of Collaterals in total shares of the Target Company;
(d)

unless granted written consent by the Pledgee: (i) exempt, release, settle, compromise or waive any claims on the Collaterals or obligations of any other persons to the Collaterals; or (ii) take or omit any act that could affect any other persons in performing any of their obligations, provided, however, that such act or omission would have serious impact on or damage to the Collaterals; and

(e)	agree on any cancellation or termination of shares they hold.

6 Change of Circumstance

Subject to other provisions of the Facility Agreement and this Agreement, if enactment of or amendment to any applicable law, rule or regulation in China, or change in interpretation or application of such laws, rules or regulations, or change in procedures for registration with the registry, causes the effect hereof and/or disposal of the Collaterals hereunder to become invalid or opposite to such laws, rules or regulations, the Pledgor and the Target Company shall, at the reasonable quest of the Pledgee, take any act and/or execute any agreement or other documents as an addition hereto and to the Facility Agreement, in order to:

(1) make this Agreement remain in force;

(2) facilitate the disposal of the Collaterals hereunder; and/or

(3) maintain or exercise rights in the security created or contemplated hereunder.

7 Effect and Term

7.1	This Agreement shall become effective upon being duly signed by the Parties.
7.2	This Agreement shall remain in force until the expiration of security term.

8 Notice

8.1	Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or e-mail or letter.
8.2

Subject to Clause 8.3, the address, fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Agreement is:

If to the Pledgor:

Mailing Address: 5th Floor, Block A, Huaxing Modern Industry Park, No. 18

Tangmiao Road, Xihu District, Hangzhou

Postal Code: 310013

Attention: Shao-Ning Johnny Chou / Gloria Fan / George Chow

E-mail: jchou@best-inc.com / Gloria.Fan@best-inc.com /

georgechow@best-inc.com

Telephone: +86-571-88995656

If to the Target Company:

Mailing Address: 5th Floor, Block A, Huaxing Modern Industry Park, No. 18

Tangmiao Road, Xihu District, Hangzhou

Postal Code: 310013

Attention: Shao-Ning Johnny Chou / Gloria Fan / George Chow

E-mail: jchou@best-inc.com / Gloria.Fan@best-inc.com /

georgechow@best-inc.com

Telephone: +86-571-88995656

If to the Pledgee:

Mailing Address: 26/F, Tower One, Times Square, 1 Matheson Street,

Causeway Bay, Hong Kong

Attention: Lead Transaction Counsel

E-mail: legalnotice@list.alibaba-inc.com

Telephone: +852 2215 5100

or any substitute address, fax number or department or officer as the Pledgor, the Target Company or the Pledgee may notify by not less than five (5) Business Days’ prior notice.

8.3

The Pledgor and the Target Company undertake that the Borrower shall be appointed as agent of the Pledgor and the Target Company in relation to the service of notices, and any notice served on the Borrower shall be deemed to have been served on the Pledgor and the Target Company, vice versa.

8.4	(a) Any communication or document made or delivered by one person to another under or in connection with this Agreement will be effective:
(i)	if by way of fax, only when received in legible form; or
(ii)	if by way of letter, only when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 8.2, addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Pledgee will be effective only when actually received by the Pledgee and then only if it is expressly marked for the attention of the department or officer listed in Clause 8.2 above (or any substitute department or officer as the Pledgee shall specify for this purpose).

(c)	Any communication or document made or delivered to the Borrower in accordance with this Clause 8.4 shall be deemed to have been made or delivered to the Pledgor and the Target Company.
(d)

Any communication or document which becomes effective, in accordance with paragraphs (a) to (c) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

8.5

(a) Any communication to be made or delivered between any two parties hereto under or in connection with this Agreement may be made or delivered by electronic mail or other electronic means (including by publishing such communication on a secure website), if the relevant parties:

(i)	e-mail to the electronic mail address of the other Party listed in Clause 8.2 above; and
(ii)	notify each other of any change to their electronic mail address or any other such information supplied by them at least five Business Days prior to the making of such change.
(b)

Any electronic communication made or document delivered between the parties to this Agreement will be effective only when actually received (or provided) in readable form and in the case of any electronic communication made or document delivered by the Pledgor and the Target Company to the Pledgee, only if it is addressed in such a manner as the Pledgee may specify for this purpose.

(c)

Any communication or document sent or provided under or in connection with any this Agreement which becomes effective for the purpose of this Agreement, in accordance with the foregoing provisions, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

(d)	Any reference to communications sent or received or documents served herein shall be construed to include communications or documents provided in accordance with this Clause 8.

9 Service of Process

9.1

If any legal document addressed to the Pledgor or the Target Company is delivered by hand or registered mail to the address specified in Clause 8 hereof or to the last known registered office or principal place of business of the Pledgor or the Target Company in China recorded by the Pledgee, it shall be deemed to have been duly served on the Pledgor or the Target Company even if it was returned to the sender.

9.2

The Pledgor or the Target Company further agrees that it accepts legal documents served via e-mail. Any legal document sent via e-mail by a judicial authority to the last known registered office or principal place of business of the Pledgor or the Target Company recorded by the Pledgee shall be deemed to have been served on the Pledgor or the Target Company.

9.3

Without prejudice to the generality of the foregoing, for the purpose of service of process, a legal document returned to the sender shall be deemed to have been delivered on the date of return if such return is attributable to the following causes: the address and other contact details provided by the Pledgor or the Target Company are inaccurate, or any change of such addresses and/or other contact details fails to be communicated to the Pledgee in a timely manner, or the Pledgor or the Target Company otherwise fails to sign for such legal document that has been delivered to it at such address for any reason.

9.4	In no event shall the right of the Pledgee to serve documents in any other ways permitted by any applicable law be affected.

10 Taxes

Each payment made by the Pledgor hereunder shall be exclusive of any applicable tax that shall be separately paid in full by the Pledgor to the Pledgee. The term “Taxes” shall refer to each applicable tax under PRC laws, including but not limited to value added tax and its surcharge and stamp duties (those applicable to this Agreement).

11 Miscellaneous

11.1	The Pledgor and the Target Company shall not transfer any of their rights, obligations or liabilities hereunder to any third party without prior written consent of the Pledgee.
11.2

This Agreement shall be written in Chinese and executed in five (5) counterparts, one (1) for each Party hereto, one for application for registration of the Pledge of Shares hereunder with the competent administration for market regulation in the place of the Targe Company, and one (1) for application for registration with the Companies Registry, Hong Kong.

11.3	Execution, effect, performance, amendment, construction and termination of this Agreement shall be governed by PRC laws.
11.4

Dispute occuring among the Parties and during the term hereof shall be resolved through friendly negotiation. If such dispute cannot be resolved by negotiation, any of the Parties may refer it to the court with jurisdiction in the registered address of the Lender.

11.5	Headings and titles are inserted for convenience only, and shall not be used for or affect the interpretation of this Agreement.
11.6

Each provision in this Agreement shall be severed from and independent of other provisions. If one or more provisions in this Agreement become invalid, illegal or unenforceable, the validity, legitimacy and enforceability of other provisions herein shall be affected.

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Annex I Details of Collaterals

Pledgor	BEST Logistics Technologies Limited (百世物流科技有限公司)
Target Company	BEST Logistics Technology (China) Co., Ltd. (百世物流科技(中国)有限公司)
Pledgee	Alibaba (China) Technology Co., Ltd. (阿里巴巴(中国)网络技术有限公司)
Registered Capital	USD303,000,000
Collaterals	Registered capital of USD70,477,800 that represents 23.26% of shares in the Target Company
Amount of Secured Debts	RMB600,000,000 (RMB Six Hundred Million)
Term of Security	From the Execution Date hereof until all Secured Debts are discharged unconditionally and irrevocably, and principal of the facility under the Facility Agreement is paid in full.

(Signature Page to this Share Pledge Agreement)

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

Pledgor

BEST Logistics Technologies Limited (百世物流科技有限公司)

By:	/s/ Shao-Ning Johnny Chou

Signature page to Share Pledge Agreement

(Signature Page to this Share Pledge Agreement)

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

Target Company

BEST Logistics Technology (China) Co., Ltd. (百世物流科技(中国)有限公司) (seal)

By:	/s/ Shao-Ning Johnny Chou

Signature page to Share Pledge Agreement

(Signature Page to this Share Pledge Agreement)

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

Pledgee

Alibaba (China) Technology Co., Ltd. (阿里巴巴(中国)网络技术有限公司) (seal)

By:	/s/ Shan Dai

Signature page to Share Pledge Agreement